Exhibit 10.1

March 11, 2019

Steve Saville

51 Waterton Drive

Bear, DE 19701

Dear Steve,

We are pleased to confirm our offer of employment as EVP of Operations for Cross Country Healthcare, Inc. (the “Company”). You will report to Kevin Clark, President and CEO of the Company. Your start date will be April 15, 2019.

You will be compensated for all services rendered by you under this Agreement at the rate of $430,000.00 per annum, payable in a manner that is consistent with the Company’s payroll practices for executive employees. At least annually, the Company’s Compensation Committee of the Board (the “Compensation Committee”), will review and consider in its sole discretion whether to increase the base salary payable to you hereunder. Your annual rate of base salary as determined herein from time to time, is hereinafter referred to as the “Base Salary”. Applicable payroll deductions as required by State and Federal law will be withheld from your paycheck, along with any voluntary deductions that you authorize.

For each calendar year while employed by the Company, you will participate in the Company’s short-term incentive bonus plan approved by the Company at opportunities levels to be defined by the Compensation Committee in its discretion, with a target annual bonus amount of 75% of your Base Salary (“STI Target Percentage”).

For each calendar year while employed by the Company, you will participate in the Company’s long-term incentive plan approved by the Company and receive awards thereunder on an annual basis with a target value of 75% of your Base Salary (“LTI Target Percentage”). Such award shall be upon terms and conditions determined at the discretion of the Compensation Committee.

Your compensation package will include benefits offered to Senior Executives of the Company and shall include, but not be limited to, the following:

•	Medical, Vision, Dental, Life Insurance–basic and supplemental, eligible 1st of the month following your hire date
•	Disability Insurance–short-term and long-term
•	Tuition Assistance
•	Vacation Time–20 days per year
•	Sick Time–6 days per year
•	Personal Time–3 days per year
•	Holidays–eligible for all Company paid holidays following hire date

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Relocation Assistance:

The Company will reimburse you for the costs of covered expenses related to your relocation, up to a maximum amount of $75,000.00 (upon receipt of written invoices from third party vendors regarding the same) to be used for up to 3 trips for family regarding homes/schools, closing costs of current home, closing costs of new home, and moving company expense (the “Relocation Expenses”). If your total Relocation Expenses exceed $75,000, then you agree to be responsible for any additional amounts.

Reimbursement of costs:

If you are terminated for Cause (as defined below) or you elect to voluntarily terminate your employment with the Company within 365 days immediately following your start date, you agree to repay a pro rata portion to the Company of any Relocation Expenses paid to you or on your behalf within ninety (90) days of your termination date, unless otherwise agreed upon by you and the Company. You will indicate your acknowledgment of this repayment when signing this offer letter.

Temporary housing:

The Company will pay for temporary housing expenses for up to twelve (12) months at a cost to the Company not to exceed $3,500.00 per month. The Company will pay invoices directly for such temporary executive housing. You agree to work with Diane Allen-Smith, Senior Executive Assistant to Kevin Clark, to assist you in securing temporary housing.

Termination

Your employment with the Company will terminate on the following terms and conditions:

(a) automatically on the earlier of your voluntary resignation from employment without Good Reason (as defined below) or the date of your death; (b) upon notice from the Company if you are unable to perform your duties hereunder for 120 days (whether or not continuous) during any period of 180 consecutive days by reason of physical or mental disability. The disability will be deemed to have occurred on the 120th day of your absence or lack of adequate performance; or (c) upon the Company sending you written notice terminating your employment hereunder for Cause (as defined below). Upon a termination of your employment pursuant to this paragraph, the Company's sole obligation to you will be to pay you the Accrued Amounts (as defined below).

Upon a termination of your employment by the Company or any of its affiliates without Cause (as defined below) or your resignation for Good Reason (as defined below), the Company's sole obligation to you will be to pay or provide to you (1) any unpaid Base Salary through the date of termination payable in accordance with the Company’s regular payroll practices; (2) reimbursement for any unreimbursed business expenses incurred through the date of termination paid in the next payroll immediately following the date of termination; (3) payment for any accrued but unused vacation and sick time in accordance with Company policy, payable within thirty (30) days following the termination of your employment; (4) all other applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant pursuant to the terms and conditions of such plans (collectively, the “Accrued Amounts”) and (5) continued payments of the Base Salary in effect at the time of the termination in accordance with the Company's regular payroll practices for a period of twelve (12) months following the date of termination(the "Severance Payments"). Notwithstanding anything herein to the contrary, the Severance Payments will only be payable to you if within 60 days following the date of termination you execute and deliver to the Company a fully effective and irrevocable release of claims against the Company and related parties, which the Company will provide to you within 7 days following the date of termination.

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Notwithstanding the foregoing, if you are or become eligible for severance benefits under the Company's Executive Severance Plan Amended and Restated as of May 28, 2010 (as in effect on the Effective Date, as thereafter amended, or any similar plan or arrangement adopted by the Company in replacement thereof, the "Executive Severance Plan") you will cease to be eligible for the Severance Payments described herein and the Company's sole obligation will be to pay you the amounts and provide you with the benefits provided in the Executive Severance Plan subject to the terms and conditions thereof.

"Cause" means (i) an act or acts of fraud or dishonesty by you which results in the personal enrichment of you or another person or entity at the expense of the Company; (ii) your pleading of guilty or nolo contendere to, or conviction of (x) any felony (other than third degree vehicular infractions), or (y) of any other crime or offense involving misuse or misappropriation of money or other property; (iii) your knowing, intentional and material breach of the Company’s Code of Conduct for Senior Officers; or (iv) your gross negligence or willful misconduct with respect to your duties or gross misfeasance of office that results in material harm to the Company.

"Good Reason" means, if without your written consent, any of the following events occur that are not cured by the Company within 30 days after you have given the Company written notice specifying the occurrence of such Good Reason event, which notice must be given by you to the Company within 90 days after your becoming aware of the occurrence of the Good Reason event: (i) a material diminution in your then authority, duties or responsibilities or assignment of duties and responsibilities that are inconsistent with your status, title or position; (ii) a diminution in your Base Salary, STI Target Percentage or LTI Target Percentage (iii) a relocation of your principal business location to a location more than 50 miles outside of Boca Raton, Florida; or (iv) any material breach of this Agreement by the Company. Your resignation hereunder for Good Reason will not occur later than 180 days following the initial date on which the event you claim constitutes Good Reason occurred.

This offer letter constitutes the full and complete understanding of the parties with respect to the Severance Payments.

Change of Control Severance:

Upon signing a Participation Agreement, you will be entitled to participate in the Company’s Executive Severance Agreement Amended and Restated as of May 28, 2010 pursuant to which you will be entitled to receive a 1-year payout and other benefits upon a change of control (pursuant to the terms and conditions in the Executive Severance Agreement).

This offer of employment is contingent upon satisfactory references, verification of your eligibility to work in the United States, background screen, pre-employment drug testing and the signing of a “Non-Disclosure and Non-Competition Agreement.” This is at-will employment, and you have the right to terminate the employment at any time as does the Company. By signing this offer letter, you hereby confirm that you are not contractually bound or restricted by nor will you be in violation of any agreements or arrangements that would prohibit you from being employed or performing as EVP of Operations of the Company.

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Steve, on behalf of the Company, we wish to convey our enthusiasm in inviting you to join us as a member of the team. We are confident that you will find your employment to be a rewarding opportunity and one which will contribute to your growth as well as that of the Company

Sincerely,

/s/ Colin McDonald

Colin McDonald

Vice President, Human Resources

CC: Kevin Clark, President & CEO

I acknowledge and understand the terms of this offer letter:

Signature:	/s/ Stephen Saville
STEPHEN SAVILLE

Date:                 March 14, 2019

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